QuickLinks -- Click here to rapidly navigate through this document

Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-170657

December 7, 2010

Bona Film Group Limited

        Bona Film Group Limited, or Bona Film Group, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Bona Film Group has filed with the SEC for more complete information about Bona Film Group and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents Bona Film Group has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Bona Film Group, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-270-6000 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408. You may also access Bona Film Group's most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1504796/000104746910010203/0001047469-10-010203-index.htm.

        This free writing prospectus reflects the following amendments that were made in Amendment No. 4 to Bona Film Group's registration statement on Form F-1, or Amendment No. 4, as filed via EDGAR with the SEC on December 7, 2010. All references to page numbers are to the page numbers in the preliminary prospectus, which forms part of Amendment No. 4.

        The inside front cover has been replaced as set forth below.

The Offering

        The disclosure relating to the American Depositary Shares under "The Offering" has been revised.

        The relevant disclosure (as amended) on pages 10 to 11 is set forth below:

The ADSs	Each two ADSs represent one ordinary share, par value US$0.0005 per share.

•       The depositary will hold the ordinary shares underlying your ADSs. You will have the rights as provided in the deposit agreement between us, the depositary and holders and beneficial owners of our ADSs from time to time.

• If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

•       You may surrender your ADSs to the depositary in exchange for the ordinary shares underlying your ADSs. The depositary will charge you fees for any exchange. The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional ordinary share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

• Voting instructions may be given only in respect of a number of ADSs representing an integral number of our ordinary shares or other deposited securities.
• We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the section of this prospectus entitled "Description of American Depositary Shares." You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Description of American Depositary Shares

        The disclosure relating to the American Depositary Shares under "Description of American Depositary Shares" has been revised.

        The following has been added on page 187.

        Voting instructions may be given only in respect of a number of ADSs representing an integral number of our ordinary shares or other deposited securities.

        The following has been added on pages 186 to 187.

        The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional ordinary share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

QuickLinks

  Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-170657 December 7, 2010
Bona Film Group Limited
The Offering
Description of American Depositary Shares